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Transcript of Harmonic Inc. earnings conference call for the first fiscal quarter ended March 29, 2013 held on April 23, 2013.

CORPORATE PARTICIPANTS

Carolyn Aver Harmonic Inc. - CFO

Patrick Harshman Harmonic Inc. - President, CEO

CONFERENCE CALL PARTICIPANTS

Victor Chiu Raymond James & Associates – Analyst

Richard Ingrassia ROTH Capital Partners – Analyst

James Kisner Jefferies & Company – Analyst

Andrew Storm Cortina Asset Management – Analyst

Randy Baron Pinnacle Fund - Analyst

PRESENTATION

Operator

Welcome to the first-quarter 2013 Harmonic earnings conference call. My name is Ellen, and I will be your operator for today’s call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Carolyn Aver. Ms. Aver, you may begin.

Carolyn Aver - Harmonic Inc. - CFO

Thank you. Hello, everybody. With me in our headquarters in San Jose California is Patrick Harshman, our CEO.

I’d like to point out that in addition to the audio portion of this call, we’ve also provided slides, which you can see by going to the investor relations page on harmonicinc.com and by clicking on the first-quarter earnings call button.

Now, turning to Slide 2, let me remind you that during this call we will provide projections and other forward-looking statements regarding future events or the future financial performance of the Company. We must caution you that such statements are only current expectations, and actual events or results may differ materially. We refer you to the documents that Harmonic files with the SEC, including our most recent 10-K report, and the forward-looking statements section of today’s earnings press release. These documents identify important risk factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements.

Please note that unless otherwise indicated, all the financial data provided has been revised to reflect the sale of the Cable Access business. In addition, the financial metrics we provide you on this call are determined on a non-GAAP basis. These items together with corresponding GAAP numbers and a reconciliation to GAAP are contained in today’s earnings press release, which we have posted on the website and filed with the SEC on Form 8-K.

We will also discuss historical, financial, and other statistical information regarding our business and operations. Some of this information is included in the press release, and the remainder of the information will be available in a recorded version of this call on the website.

With that, let me turn the call over to Patrick.

Patrick Harshman - Harmonic Inc. - President, CEO

Well, thank you, Carolyn, and thank you, everyone, for joining us today.

Turning now to our Slide 3. Today we reported our results for the first quarter of 2013. It reflects mixed fortunes for the Company and the market over the three-month period.

As Carolyn just mentioned, the results I will discuss here exclude our Cable Access operations, which were divested during the quarter. Quarter-to-quarter comparisons should therefore be made on restated numbers ex-Access.

With that being said, revenue was $101.7 million — within but near the lower end of our expected range. Business from our international customers contributed 58% of our revenue, reflecting on one hand continued international market momentum, but on the other hand challenges in our domestic service provider business, continuing the trend we saw of last quarter.

Without the Access business and in a soft domestic market, cable customers represented just 39% of revenue during the quarter, virtually equivalent to our revenue from broadcast and media customers, while satellite direct to home and telco customers contributed 23% of revenue.

Untangling the Access business from the rest of Harmonic had some impact on operations during the quarter, but we believe those effects are now largely behind us.

Our first quarter bookings were $110.1 million, at the high end of our expected range and significantly exceeding revenues. In particular, we saw growth in international orders, driven largely by improvement in the Europe, Middle East, and Africa region, both sequentially and year on year.

Our broadcast and media market segments, or the Omneon acquisition, first gave us a solid position — also realized bookings growth in the first quarter of 2012. And service bookings were also seasonally strong. Consequently, backlog in deferred revenue increased to $126.3 million, in part a reflection of our evolving strategic role with customers as we continue to move to more projects and increased services.

Turning to operating performance, gross margins for the quarter were 51%. This reflects both an increase from recent run rate margins due to the divestiture of the margin-diluted Access business and a reduction from the high-margin software heavy mix that we saw last quarter.

Non-GAAP earnings were negative $0.02 percent per share, as with confidence in our ability to capitalize on emerging opportunities and with relatively strong bookings in the quarter, we decided to maintain operational expenses to support execution.

Cash increased by $27.1 million, driven by the cash proceeds from the Access divestiture and $9.3 million of cash used in share repurchases. Carolyn will provide additional detail on these operating results in just a few minutes.

So turning now to Slide 4, I’ll provide a little bit more color on the quarter. January bookings started slowly, but momentum built steadily to expected levels in February and March and has so far continued into April. During the first quarter, as in the fourth quarter of last year, business from US pay-TV service providers continued to be soft. Domestic service provider capital spending is historically cyclical, and we seem to be in the midst of a slower cycle of video infrastructure investment.

However, we’re encouraged to see several domestic service providers looking ahead to new technologies for service and efficiency differentiation. In contrast to this, however, we saw a healthy rebound in business coming from the EMEA region, with the highest quarterly orders seen since 2011.

The divestiture of the Cable Access business — that is, optical transport and hybrid fiber-coax products — during the quarter was a key initiative that brought us $46 million in cash while removing the product line with the slowest growth and lowest market share in our portfolio, and thereby enabling us to redouble our focus on our largest growth initiatives.

So turning now to Slide 5, what I’d like to do is just take a step back and look at our situation more holistically. You know, over the past few years Harmonic has delivered strong, and frankly, sometimes not so strong results on a quarterly basis. Yet the result we often forget is that we have built a company with a very strong strategic position, with number one market share in most of our addressed markets, in a field of increasing strategic value as video becomes more and more popular and comprises more and more of the traffic on the Internet.

In the process we have made acquisitions that have bolstered our strategic position. We have generated significant cash flow as we’ve managed the business efficiently, unlike many of our peer companies around us.

However, we recognize the problem that our shareholders have not seen the benefit of all of this progress over the same period. So beginning over a year ago, we launched new initiatives to address this, including enhanced focus on free cash flow and a corresponding and expanding stock buyback program.

Looking ahead, we’re adhering to a value creation agenda that has three main elements. The first reiterates the focused strategic growth plan we have discussed previously. The second is continuing capital structure optimization, and the third is the continuing evolution of our Board of Directors.

We believe there is significant value creation opportunity in front of us, and with the remainder of my remarks here today, I’ll provide an update on the progress we are making in each of these three areas. So let’s now move to Slide 6, where we go back to the strategic growth plan we’ve been executing upon, which has two key elements.

The first is our intent to capitalize on the up-and-coming technology refresh cycles in the core video processing and cable edge technology areas, where we now leadership market share. Focused investments in leveraging market new technology leadership in each of these areas should lead to increased market share, top-line growth, and improved margins.

At the same time, understanding there is an inherent cyclicality in the new technology adoption waves of our largest service provider customers, the second element of our strategic growth plan is to significantly expand our global customer base and thereby increase the growth leverage from our technology investments. To this end, or actively driving our market penetration and share with the leading customers in the global markets we serve. We continue to see opportunity for growth in both competitively held and newly relevant accounts in the expanding international marketplace.

In particular, pay-TV operators are proliferating and growing in most international markets, and broadcast and media companies have become increasingly relevant as we have moved into the production in play-out spaces and as they move to manage and distribute to end consumers this produced and played out content. With further signs during the quarter of competitive consolidation and scaling back, there’s never been a better time to convert customers to our model.

So let’s look little deeper at the technology element of this. Turning now to Slide 7, see where — the areas where Harmonic is investing and the real progress we’re realizing in each of these areas.

The first is CCAP, the converged cable access platform, which is a specification developed by the cable industry itself which converges into a single solution — video EdgeQAM and cable modem CMTS platforms, today deployed separately.

You may remember that Harmonic, already the leader in EdgeQAM market for both video on demand and modular CMTS applications. launched our new NSG Pro CCAP platform in the fourth quarter of last year to a very positive response. We disclosed then that we were in several customer trials, and I can now tell you that we anticipate formal product acceptance and first orders this quarter. From here we expect to see the business ramp, with a step up in 2014 as the platform’s full two-way capability begins to ship.

Second here is HEVC, high-efficiency video coding, which is the next generation of technology for our video processing business and is based on the new advanced video compression standard we discussed on the fourth-quarter call. Massive bandwidth economy — approximately 50% savings — and video quality enhancements through this technology offer a very compelling upgrade path for our customers, which we have heard loud and clear from them in recent meetings.

Importantly, we announced and demonstrated our first HEVC products at the recent NAB show, with first shipments expected in our ProMedia family in the third quarter. Again, ramping in 2014.

Third, Ultra HD, our ultra high definition video, also known as 4K, has also continued to build momentum. From the hype at CES in January, the market has been moving quickly, with production environments transitioning; pay-TV operators looking to offer new channels for sporting events such as the upcoming World Cup; and consumer electronics vendors already driving down prices.

At the NAB show, Sony announced its first sub-$5000 Ultra HD TV set, and 4K cameras now start below $4000. Again at NAB, we announced and demonstrated our first Ultra HD capability encoded with HEVC on our ProMedia platform. And our combined presentation and showcase really wowed the crowds throughout that show.

European satellite operator SES has since demonstrated an HEVC encoded Ultra HD satellite broadcast using a combination of Harmonic encoding and Broadcom decoding technology. We expect to see more Ultra HD activity like this later this year and, again, broadening in 2014.

Finally, over-the-top and multiscreen IP video represents the next generation of capabilities for and beyond the TV for both pay-TV operators and broadcast and media companies looking for new delivery mechanisms and revenue streams.

Monetization and leading-edge technology challenges have made this a somewhat disappointing market so far, but we continue to believe these challenges will eventually be overcome, and therefore we continue to invest in market and technology leadership.

Particularly in the first quarter, we announced the beginning of our Cloud initiative for over-the-top in multiscreen, with professional grade transcoding on Amazon AWS. This Cloud approach allows us to remove technology risk and capital intensity for our customers while enhancing our strategic services orientation.

Several Tier 1 customers are already partnering with us on Cloud initiatives for both over-the-top and multiscreen. Our new over-the-top customer, I’m pleased to be able to disclose, is Televisa, the largest media company in Latin America and a historic Omneon customer. We are fortunate that Televisa joined our NAB press conference to share how they are now using our full over-the-top solution portfolio to enable compelling new sports services delivered to mobile Internet devices such as phones and tablets.

So moving now to Slide 8 and keeping in mind our partnership with Televisa, let’s discuss the second element of our growth strategy — our plan to expand our global customer base. We see growing opportunity to supply international pay-TV operators as their business models are coming together and subscriber bases are growing significantly.

Positively, we’ve seen our EMEA business rebound. And we’re building increasing credibility as a clear leader across that region. In the fastest growing Asia-Pacific and Latin American markets, we have a strong pipeline and continue to see positive returns as we’ve invested in incremental go-to-market resources there.

Similarly, with content proliferating and the route to market options expanding, broadcast and media companies globally like Televisa represent a large and growing opportunity for Harmonic. New products tailored to their needs have included our new Ellipse contribution encoder and the Spectrum ChannelPort channel-in-the-box solution.

We’ve seen our pipeline steadily growing in this segment. Notable recent wins have included significant projects with two of the top five US broadcast and media companies.

And finally here, while US pay-TV operators have of late represented a challenging marketplace for us, their levels of consumer penetration and high ARPUs mean that they’ll always have tremendous buying power. While inherent technology cycles and multiscreen monetization are key challenges today, these are challenges we believe will be overcome.

Specifically, we see keen interest in HEVC and Ultra HD as both efficiency game changers and competitive differentiators, and we believe the service provider opportunity for these new technologies will be at least as significant as the past transitions to MPEG-4 and to high definition video.

So let’s now turn to Slide 9, where we looked at the second element of our value creation agenda — the optimization of our capital structure. In the Harmonic Board’s continued evaluation of our capital structure, and through continued dialogue with financial market advisors, and in consultation with our major shareholders, it emerged an acceleration of the repurchasing of our own stock was attractive, beyond the open market purchases of the previously announced share repurchase program. This would return capital to shareholders seeking liquidity under current market conditions while leaving an appropriate level of cash to run and grow the business.

Therefore, on Monday of this week we announced that we’ll be initiating a tender offer for up to $100 million of our common stock at $5.75 to $6.25 per share beginning this Friday, April 26. We therefore suspended the existing share repurchase program while the tender offer is outstanding but expect to resume the program after it’s completed.

Given our continuing focus on creating free cash flow, our goal will be to thereafter continue with an ongoing repurchase program while leaving the Company with an operating cash balance of approximately $100 million. The result of these actions will be to leave the remaining shareholders with a larger percentage ownership of the Company and a larger proportion of future earnings.

On Slide 10 we look at the third element of our value creation agenda, which is the continued evolution of our Board of Directors. On Monday we also announced our Chairman, Lew Solomon, would not be standing for reelection for the Board, and that he will retire from the Board just prior to our upcoming annual meeting. Again, we want to thank Lew for his 10 years of service to Harmonic and its shareholders, including the last five as Chairman.

We also announced that the board elected current member Patrick Gallagher as our new Chairman, effective April 18. In sum, the evolution of our Board over the past 18 months has resulted in a world-class Board of diverse expertise and experience, including two new members and now a new Chairman, and a unified focus on value creation.

Carolyn, I’ll now turn the call back over to you will to return the first-quarter results and to discuss our outlook for the second quarter.

Carolyn Aver - Harmonic Inc. - CFO

Thank you, Patrick. Let’s move to Slide 11.

I’d like to note that we completed the sale of the Cable Access HFC business on March 5. Accordingly, we have shown that business in the discontinued operations section of our P&L, not only for the first quarter of 2013, but for all periods presented.

We have provided historical income statements and other financial metrics reflecting the sale of the Access business with our earnings release and posted on our website. So you can go to our website and see all of the pro forma financial statements that reflect the sale of the cable business.

Our net revenue for the first quarter was $101.7 million compared with $118 million in the fourth quarter and $116 million in the first quarter of 2012. Our bookings were $110.1 million, slightly lower than the fourth-quarter bookings of $110.8 million but providing a 1.08 to 1 book-to-bill ratio.

Backlog in deferred revenue was $126.3 million at the end of Q1 compared to $119.5 million at the end of Q4. Our non-GAAP gross margin was 51% this quarter, a decrease from 56% in the previous quarter but an increase from 49% in the first quarter of 2012. Remember that our Q4 gross margin was unusually high and not expected to be repeated in the first quarter.

Non-GAAP operating expenses for the first quarter of 2013 were $55.2 million, up from $54.6 million in the fourth quarter of 2012 and up from $54.3 million in the first quarter of 2012. Our headcount was 1,096, slightly up from the 1,081 at the end of the previous quarter.

Non-GAAP net loss from continuing operations for the first quarter was $2.7 million or a loss of $0.02 per share compared with a net gain of $2.2 million or $0.02 per diluted share for the first quarter of 2012.

Income from discontinued operations was $968,000 and $1.2 million, or $0.01 per share, for the first quarter 2013 and 2012, respectively. Additionally, only the direct costs associated with the Access business are classified in discontinued operations.

As we discussed when we announced the transaction, we have also reduced other related costs. These costs, which represent approximately $1 million to $1.5 million per quarter or $0.01 per share, remain in the continuing operations section of the P&L for Q1 and will be eliminated in Q2 and beyond.

Moving to Slide 12, our international revenue represented 58% of total revenue in the first quarter compared to 62% in the fourth quarter and 52% for the same period of 2012. For the first quarter, video processing represented 42% of revenue, a decrease from 45% in the first quarter of 2012.

Production and Playout represented 22% of revenue this quarter compared to 18% for the same quarter last year, and the cable edge business represented 17% of revenue, a decrease from 22% of revenue last year. Our service and support business increased to 19% of revenue from 15% for the same quarter last year.

As Patrick mentioned, the broadcast and media market and our cable market revenues are roughly the same size this quarter, representing 38% and 39% of revenue, respectively. Satellite and telco represents 23% of our first-quarter revenue, and no customer represented 10% of our revenue this quarter.

Now turning to Slide 13, you can see we continue to maintain a strong balance sheet. We ended the quarter with a cash balance of $228.3 million, up $27.1 million from the previous quarter. This increase was due to approximately $44 million of net cash from the sale of the Access business, offset by $4.7 million used in operations and $9.3 million used to repurchase $1.6 million shares of common stock under our share repurchase program.

Our receivables balance was $95.7 million and our DSOs were 76 days, up from last quarter’s 61 days. The increase in DSOs is due in part to the increased percentage of revenue from international customers, which generally have somewhat longer payment terms, and due in part to the unusually low level of invoicing in the first month of this quarter. Lastly, the Easter holiday impacted our normal quarter-end collection activity, as it was the last weekend of the quarter.

Inventory was $46.4 million, down $17.9 million from the prior quarter. $10.5 million of this decrease was due to the sale of the Cable Access business. The remainder was due to improved inventory turns.

As a result, our inventory turns were 4.3 times. Capital expenditures for the first quarter were $4.3 million.

Moving to slide 14, I would like to update you on our share repurchase activities. As we mentioned, during the first quarter we purchased 1.6 million shares at an average price of $5.76 per share for a total of $9.3 million. Through April 18, we purchased an additional 1.3 million shares for a total of $7.6 million at an average price of $5.71.

As Patrick mentioned yesterday, we announced our intent to offer — to purchase up to 16 million shares for a total of $100 million. Until that tender has been completed, the open market purchase plan is suspended.

Turning to Slide 15, as we look into the second quarter we are concerned about the customer investment cycle around the edge and the encoding businesses for the US service providers, given new products that are coming later this year. However, we are cautiously optimistic about our international business and our domestic broadcast and media business.

Additionally, we entered the quarter with the highest percentage of backlog in deferred revenue to revenue that we have historically seen. We have a few large projects that won’t be recognized until the latter half of this year. Therefore, we expect to see our revenue build over the year and our Q2 revenue to be in the range of $105 million to $115 million in the second quarter of 2013.

Non-GAAP gross margins for the second quarter are expected to be in the range of 51.5% to 52.5%, and we have targeted our non-GAAP operating expenses for the second quarter to be $54 million to $55 million.

Finally, we anticipate our non-GAAP tax rate for 2013 to be in the range of 20% to 21%, subject to our domestic versus international income split. With that, I’ll turn the call back over to Patrick for his closing comments.

Patrick Harshman - Harmonic Inc. - President, CEO

Okay, thank you, Carolyn. Listen, in summary, we’ve come through a mixed quarter in which our domestic service provider business struggled while our international business and our domestic broadcast and media business showed encouraging signs of growth.

While cognizant of our challenges, we feel positive about the future opportunities for the Company and, therefore, its shareholders. We believe our value creation agenda, our growth strategy and the associated technology transitions, our focus on cash flow and capital structure, and continuing in support of the evolution of our Board of Directors, focuses all on the key elements for success.

And with that, we’ll end the formal portion of the call, and we will now open it up to any questions that you might have.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Simon Leopold, Raymond James.

Victor Chiu - Raymond James & Associates - Analyst

Hi guys, this is Victor Chiu in for Simon Leopold. I wanted to ask you about your cable business. The Cable business seems to continue to slow quite a bit, but the major cable operators have forecasted CapEx spending that’s been relatively encouraging. Comcast, for example, guided their 10% increase in CapEx for the year. So I guess my question is why isn’t Harmonic seeing upside from this outlook?

Patrick Harshman - Harmonic Inc. - President, CEO

Victor, historically the CapEx is not uniformly spread over different programs and different initiatives. So we talked about this on the last call as we forecast — as we gave our guidance for this current quarter.

If you look back a year ago, there was tremendous wave of investment in edge, for example. And there just isn’t that much activity going on in that particular area at the current point in time. We don’t believe that the overall need for edge capacity is slowing down, but we are in a cycle right now where it’s not as necessary.

And you know, it’s also true that in the cable space, particularly as we consider about CCAP — and I don’t want to overstate this — but you’ll see it in the press, etc., that some of the industry is beginning to look ahead to some of the new technology. And that’s something we have to manage our way carefully through, and we’re trying our best to do that.

And hence, I think the importance of my earlier comment in prepared remarks — that we do expect our first CCAP platform-based order this quarter, and in fact we expect it from one of our top five cable customers. So we’re encouraged or hopeful that the demand trend around the edge will turn more positive for us.

Victor Chiu - Raymond James & Associates - Analyst

Do you expect it to be more positive in the back half of this year, or is it just the outlook is still not certain about what the demand for the edge looks like?

Patrick Harshman - Harmonic Inc. - President, CEO

We are cautiously optimistic that the demand profile in that category will indeed improve in the back half of the year. Historically, the cycles are a couple of quarters, but they aren’t years, number one. And number two, as I just mentioned, we believe that — well, we know that our CCAP technology will be out there. And we believe that we do have some customers who are looking ahead to that technology. So for the both of those reasons we are more optimistic about the prospects of cable spending in the edge area in the second half of this year.

Victor Chiu - Raymond James & Associates - Analyst

Okay. And just a quick question on the new encoding technology that you discussed, like HEVC. I guess if the new encoding technology is really as efficient as you describe it, would it be reasonable to expect a material drop in a legacy encoding business before revenue from the new — the next-generation technology kicks in? I guess how material can you expect the new technologies to contribute in 2013?

Patrick Harshman - Harmonic Inc. - President, CEO

So, yes, it would. And in fact, frankly, we’re living through some of that right now. In the period of time before MPEG-4 took off, there was an understandable slowing in investments by several of our customer groups, perhaps notably the satellite track to home guys in MPEG-2 technology.

We noted in our last conference call as we surveyed the year that we were impacted by two things last year — a slowdown in our European business and a significant slowdown in our domestic satellite business. And we think in part that is where we are in the upgrade cycle and some of our customers looking ahead to this quantum leap forward in compression technology.

It should be noted that this technology does not require a decoder chip. So we do see the potential uptake of it being more quick. At the recent NAB show, for example, we showed HEVC content being decoded in software on an off-the-shelf iPad.

So it’s — we definitely have customers who are looking forward to it. And yes, this coming technology cycle unfortunately creates a little bit of a drought as the market transition begins to happen.

Victor Chiu - Raymond James & Associates - Analyst

While how well is the business currently oriented from a logistics standpoint? I guess the ramp of demand for the new equipment — in terms of manufacturing and —

Patrick Harshman - Harmonic Inc. - President, CEO

Well we are releasing our product, which — I think in July or maybe August; I think I said I said in Q3 — and we see healthy demand starting to line up for that. We, as I mentioned in my prepared remarks, we saw strong interest at the recent NAB show, and there’s quite a bit of demand both domestically and internationally.

I should also add that our first-generation of these products, including the pretty nice demonstration we just did with SES in Europe, are all based on a software platform — in fact, our existing ProMedia family. So our ability on our end to kind of get that rolled out — the bar is low by historical standards.

Victor Chiu - Raymond James & Associates – Analyst

Great, thank you.

Operator

Richard Ingrassia, ROTH Capital Partners.

Richard Ingrassia - ROTH Capital Partners - Analyst

Good afternoon, everybody. Patrick, can you talk about the day-to-day mechanics of the sales effort, if you will? So specifically, leadership there, organization, and support?

And then I guess, would it be fair to say that you’re playing some catch-up in the over-the-top multiscreen segment? And how is the issues at KIT digital and your partnership with them affected the sales effort, if at all?

Patrick Harshman - Harmonic Inc. - President, CEO

Okay, help me if I forget some of the nuance there. I think the first part is on the sales organization. As we talked about last quarter, we’re actually still in the midst of a search for a worldwide sales leader.

That being said, I think that situation was not a particularly strong impact on our effectiveness this quarter. And in fact, we largely delivered on what we saw as possible from a new order bookings perspective.

So I think the sales machine is doing fairly well. We continue to think that in most markets we are gaining market share. Certainly that is true overseas. It’s a little harder to say that in the domestic space. We think we’ve been a little bit slower.

Richard Ingrassia - ROTH Capital Partners - Analyst

And have there been changes, or do you expect to make changes in the way it’s organized and supported?

Patrick Harshman - Harmonic Inc. - President, CEO

You know –

Richard Ingrassia – ROTH Capital Partners – Analyst

Either by segment or by region?

Patrick Harshman - Harmonic Inc. - President, CEO

There’s no specific changes to discuss today. We are organized largely geographically, Richard. Of course, we bring on a new worldwide leader, and they’ll inevitably put their input on it to some effect.

I’m not sure what level of detail you want to get into. Carolyn’s just reminded me here that we did change the way India was currently managed, and India is now rolling up Asia — under Asia. I don’t know if that’s the kind of level of detail you’re talking about. But certainly there’s always those kinds of adjustments, but there’s nothing profound or I think really noteworthy at 10,000 feet, Richard, in terms of the way the sales force is organized.

I mean, look, we believe that we executed fairly well in terms of gaining market share last year. So I — in general, nothing is perfect, but I give our sales force fairly high marks for winning new accounts and taking advantage of the opportunities that are in front of us based on the technology we have and the spending that our customers are doing.

Perhaps it’s a segue into the second part of your question is on multiscreen? Our view is that multiscreen is still a fragmented space. We think that we’ve got pretty good market share. Certainly we don’t have as much as we have had historically in the broadcast market, but we do quite well. And frankly, I think if we look back now in the mirror of time, we can see that there’s some others in this space who were undoubtedly overhyping the situation year ago.

Speaking very bluntly, I think we got hammered a little bit by saying that we saw it as a somewhat challenged market due to business model challenges and uncertainty, etc. Others were out there saying it’s a fast-growing market, and Harmonic was missing the boat. And I think not just our own results, but others’ have shown that the latter situation is true, frankly.

We been very pleased with the deals we have won — my mention of Televisa here on this call. I think also during the quarter we announced a very significant TV Everywhere deal with Virgin Media in the UK. That’s a big deal for us. We’re pleased with the success that we’ve had with what the market has had to offer.

As your question alluded to, maybe coming to the third part, you asked about KIT digital? KIT is one of several different companies that we partner with, and we continue to do work with KIT. They continue to have good technology. But there is a — frankly, there’s a basket of others that we also partner with. And so I think a flexible partnering strategy is core to the way we go to market. I think it’s been core to the success that we’ve seen in a number of accounts like Virgin, like Televisa, et cetera.

Richard Ingrassia - ROTH Capital Partners – Analyst

Okay, thank you. I appreciate the detail.

Patrick Harshman - Harmonic Inc. - President, CEO

All right, thank you, Richard.

Operator

James Kisner, Jefferies LLC.

James Kisner - Jefferies & Company - Analyst

Hi, thanks for taking my questions. Just first — just on what sort of happened here in the last quarter. I mean, you guys had guided on the 19th to $100 million to $110 million. You obviously came in on the light side of that.

I just want to verify that you basically, in this last month, despite strength in the orders, it didn’t give it as much as you thought? Like where was the shortfall?

Yes, you were in the range, but yet you were on the low side of the range. What happened versus your expectation since the announcement of the divestiture?

Patrick Harshman - Harmonic Inc. - President, CEO

The bookings came in at the high end of that range, as we mentioned, at $110 million. So I think the delta really comes down to revenue recognition, and sort of happening and not.

As I mentioned, we are overall seeing a greater and greater mix of our business slosh towards projects with more complicated revenue recognition. Accruals — we are delivering more services, as evidenced by the numbers that Carolyn discussed. 19% of the revenue in the quarter actually was associated with services of one kind or another.

And so there’s no fundamental thing there, James. We simply recognized less than we originally anticipated.

James Kisner - Jefferies & Company - Analyst

Okay, that helps a lot. Quick housekeeping — there were no 10% customers, right?

Carolyn Aver - Harmonic Inc. – CFO

Correct.

James Kisner - Jefferies & Company - Analyst

Okay. And I was a little bit — I mean, the headcount went up sequentially. I remember you said there was going to be some transition services. You know, is there — I’m just wondering how much of that was kind of — could you just talk to what happened with the headcount and how much of that really was an organic increase in Harmonic’s future underlying headcount?

Carolyn Aver - Harmonic Inc. - CFO

Yes, so that is the — there are definitely a group of people that are on a transition services agreement. Both of the — so the growth comes in the non-Access part of the business, of course.

James Kisner - Jefferies & Company - Analyst

Okay. So just in general, I guess I’m little surprised to hear you say that Europe is sort of bottoming here. Yet we just saw — I think it was a private sector manufacturing for Germany contract for the first time in five months. It’s clearly very choppy data globally.

I’m just wondering, do you kind of feel like this truly is a bottoming and improvement in the Europe situation? Or could it just be a blip? Any thoughts around that?

Patrick Harshman - Harmonic Inc. - President, CEO

I mean, you’re right. The crystal ball is a little bit cloudy, but the data is the data. And it was a strong demand quarter for us — the strongest since 2011. I think that’s encouraging.

And frankly, the outlook and the pipeline are relatively healthy. So it remains to be seen, but based on the data that we have in front of us we are encouraged.

I should acknowledge — we should recognize that lion’s share of this demand is coming from north Europe. Also, the broader EMEA region, Eastern Europe, Russia, etc. So we’re not sitting here saying we’re seeing great orders coming out of Greece or Spain. But as a combined region, going back to Richard’s sales question, I’m impressed with the way our sales organization is getting after the opportunities that exist and has delivered some very solid order input the first quarter and has got a good pipeline heading into the second quarter.

James Kisner - Jefferies & Company – Analyst

That’s helpful. Just a final thought here.

Carolyn Aver - Harmonic Inc. - CFO

James, let me just — it occurs to me — so the headcount numbers we disclosed reflect, again, the sale of the Access business. So our actual headcount on December 31 was 1148. And that’s down now to 1097 or down about 50 heads. So I think that’s what you’re asking is — so there was a headcount decrease from a consolidated to excluding Access business. Does that make sense?

James Kisner - Jefferies & Company - Analyst

Yes, that does help, actually. Thank you. That makes sense. So lost my train of thought there — all right.

Carolyn Aver - Harmonic Inc. – CFO

I’m sorry.

James Kisner - Jefferies & Company - Analyst

All right. Just on video processing, yes, no problem at all. Video processing, really quick here. I mean, it was obviously done a town sequentially, and you explained why.

But I mean, is this the business that we assume — can we safely assume this business will be down year over year for the full year? I know you’re probably not excited about giving me a full year guide on this business, but it seems like it would be challenging to grow it.

And just sort of relatedly, I’m just wondering, is there any way to dimensionalize reps your sort of longer-term growth rate? I assume it’s accelerated with the divestiture of Access, potentially. Does it add a couple of points, you think, to your — I think you said you grow 10% in your end markets. Longer-term, should we be thinking about a little faster growth rate?

Patrick Harshman - Harmonic Inc. - President, CEO

Let’s take the first one first. I don’t think we yet have any assumptions about the overall growth rate of our video processing business during the year. We certainly don’t have an assumption that for the full year it’s going to be down.

Certainly, it depends to what extent the HEVC that we talked about really starts to move in the second half of the year. And also, it depends on the extent to which the sectors that are moving, which are international markets, broadcast and media, continue to grow and consume our video processing products. So, you know, a little bit difficult to forecast exactly what is going to happen looking out, for example, in the fourth quarter.

But regardless of whether the absolute spending level out the market is a little higher or a little lower, we’re convinced going to be gaining market share. And maybe to your question about headcount, we’re convinced that the right thing to do is invest and make sure we are there with Ultra HD and HEVC.

We saw how much the Company was able to grow, how much we benefited in that last cycle of MPEG-4 and HD, and we’re committed to being really on top of that wave as it crests. You know late 2013, early 2014, it’s a little bit hard to forecast that the right decision for us is to be there. It’s to be in a leadership position, and that’s the way we’re positioning the Company.

Overall growth rate, you know, I don’t think we have a number that we can yet share with you.

James Kisner - Jefferies & Company – Analyst

Okay, but I tried. Thanks a lot.

Operator

(Operator Instructions) Andrew Storm, Cortina.

Andrew Storm - Cortina Asset Management - Analyst

Thank you. First, it was actually very nice to see you lay everything out. I thought that was a good overview. A nice change of pace.

A few questions on some of the details that you gave. So your bookings are down, but your backlog is up. And looking at the business that was sold, how much of that is impacting that? Does that bring bookings down? And if so, how much as I look year over year?

Carolyn Aver - Harmonic Inc. - CFO

I’m sorry, I didn’t understand the question. Can you try that again?

Andrew Storm - Cortina Asset Management - Analyst

Sure. So as I looked at the earlier slide, I think your bookings were $132 million a year ago, and they are down about $20 million something year over year.

Carolyn Aver - Harmonic Inc. – CFO

Yes.

Andrew Storm - Cortina Asset Management - Analyst

Is that due to the sale of the business, or is that due to something else?

Carolyn Aver - Harmonic Inc. - CFO

No. These are all pro — these are all excluding the Access business. Sorry, Patrick was saying no.

Patrick Harshman - Harmonic Inc. - President, CEO

No — Andrew just referenced $132 million.

Carolyn Aver - Harmonic Inc. – CFO

A year —

Patrick Harshman - Harmonic Inc. - President, CEO

That higher $132 million from a year ago definitely includes the Access business.

Carolyn Aver - Harmonic Inc. – CFO

Sorry, okay.

Andrew Storm - Cortina Asset Management - Analyst

It does. Okay, perfect. Do you have a sense of how much? Was there $20 million, $40 million? Just any sort of ballpark?

Carolyn Aver - Harmonic Inc. – CFO

You are talking bookings.

Andrew Storm - Cortina Asset Management - Analyst

Yes, because your backlog in deferred was up, but your bookings were down. And I’m trying to understand the organic.

Carolyn Aver - Harmonic Inc. - CFO

Yes, so the $132 million of bookings a year ago does exclude the Access business. I’ll come back and update you if I don’t have that correct. But I believe that is the case.

Andrew Storm - Cortina Asset Management - Analyst

Okay, got it. And looking at your backlog and deferred, then. You said you had several large projects that were moved out.

Can you give us a sense of the size of that, and is that something abnormal? Because I think Q1 is usually seasonally weaker. Was there something surprising or was it kind of par for the course?

Carolyn Aver - Harmonic Inc. - CFO

No, it was actually — they’re bookings we actually booked at the latter half of last year, and we talked about this even in Q4. There are deals that we booked last year and that are being booked on a completed contract basis. So we are delivering and providing services over the course of several quarters. And then that will all get booked in one quarter or recognized, I should say, in one quarter, which we expect to happen in the second half of this year.

Andrew Storm - Cortina Asset Management – Analyst

Okay. Can you just give me a —

Carolyn Aver - Harmonic Inc. - CFO

So from time to time, we have these — sometimes deals are percentage of completions, sometimes they’re completed contracts. It depends on the specific underlying fact pattern. So from time to time we have this.

Andrew Storm - Cortina Asset Management - Analyst

Can you just give me a size of this? Because I think it throws the normal seasonality off even more.

Carolyn Aver - Harmonic Inc. – CFO

It does, yes, you are right.

Andrew Storm - Cortina Asset Management – Analyst

I mean is it $5 million, $20 million? Just something.

Carolyn Aver - Harmonic Inc. - CFO

Yes, so it’s not $20 million, but is north of $5 million.

Andrew Storm - Cortina Asset Management - Analyst

Okay, I guess that is somewhat helpful. And then just — again, I appreciate the comments about all the different things you have going on in the back half into 2014, with Ultra HD, CCAP. And I imagine that’s pretty intensive in terms of R&D to get ready for those.

But as I look at the Company, you guys laid out a pretty aggressive operating margin target two years ago and have gone the other direction. So is this what we need to get to those old targets? And do you get there — does OpEx stay flat going forward? Does it come up? I mean, how do we kind of bridge that gap to where you thought you would be today versus where you are and kind of where you are going?

Carolyn Aver - Harmonic Inc. - CFO

Yes, so even my guidance for Q2 implies OpEx down a bit from where they were. And it would be our general expectation that those would not increase until we see the benefit of the revenue increasing and leveraging operating margin.

Andrew Storm - Cortina Asset Management - Analyst

Okay. I mean, it kind of seems like this is almost peak R&D, just given all the things you have going on. Is that right way to think about it?

Carolyn Aver - Harmonic Inc. - CFO

Yes, I mean, especially on a percentage of revenue basis. I mean, on a dollar basis, it’s holding. And we’ve reduced it for the Access business. But certainly because of where revenue is, on a percentage of revenue basis it is. We would expect certainly on a percentage of revenue basis, it isn’t going to go up from here.

Andrew Storm - Cortina Asset Management - Analyst

Right. I mean, I would imagine so. I was just curious more on an absolute level.

And in thinking about capital allocation plan that you have laid out, does this effectively put M&A off the table for the next couple of years?

Patrick Harshman - Harmonic Inc. - President, CEO

I think our position on M&A hasn’t changed. But we have not said that it’s definitively off the table, and I think that position hasn’t changed.

That being said, we see ample opportunity the technology we have under the roof and the opportunity we have to bring that technology to market, our focus has been and continues to be very much on the organic development of our market — the organic pursuit of these opportunities.

Andrew Storm - Cortina Asset Management - Analyst

Okay, but given the pro forma cash that you need for $100 million, you’re probably not going to do anything large in the next year or two, and the opportunity go ahead of you?

Patrick Harshman - Harmonic Inc. - President, CEO

I don’t anticipate that we would, and we have had not anticipated that for some time.

Andrew Storm - Cortina Asset Management - Analyst

Okay, that’s helpful. And then the services business has been a pretty nice surprise — that that has been able to grow. Can you give us an idea of how big that could be and what it takes to get that? I don’t know what the organic growth rate is, but if you could kind of lay that out and where that can be in the next few years, I think it’d be very helpful. Thank you.

Patrick Harshman - Harmonic Inc. - President, CEO

I mean, as we look at the broader space in which we operate, and maybe even a little beyond where we operate, we think it’s not unreasonable to see services at 20% or north of 20% of the overall combined revenue.

As a company, we’re coming from a place where was closer to 10% or 12%. So I think about — financially, I think about it in those terms. I think there’s still considerable head room for growth, but let’s say accelerated growth relative to the overall growth profile of the product side of the business.

Andrew Storm - Cortina Asset Management – Analyst

But it was 19% this quarter.

Patrick Harshman - Harmonic Inc. - President, CEO

At the same time, I think it’s very important to understand that although it does cost us a little bit in terms of the revenue recognition, as we’re talking about here and as we’re experiencing it a little bit, it really is kind of a glue that binds you a little bit closely to your customers. We’re more deeply entrenched, we are more closely partnering on the implementation and the rollout of very fundamental services.

So, there’s two parts to the upside, from our perspective. One is, as you say, the financial piece. Almost equally important for us is the strategic value that it’s giving us in terms of changing the nature of the relationship we have with our customers. And we think it’s very important from that perspective as well.

Andrew Storm - Cortina Asset Management - Analyst

Got you. It was 19% last — in this quarter, did I get that right?

Patrick Harshman - Harmonic Inc. - President, CEO

Approximately, in terms of revenue, yes.

Carolyn Aver - Harmonic Inc. – CFO

Yes.

Andrew Storm - Cortina Asset Management - Analyst

Got it, okay. And then just broadly, I think a lot of companies have been surprised by the weaker overall economy. As I look at this quarter and the guidance just for the next quarter, have your expectations for the full year changed that much, or is this really revenue recognition in your minds?

Patrick Harshman - Harmonic Inc. - President, CEO

You know, our expectations have not changed that much. I mean, going into — on our last earnings call, we frankly said that we saw 2013 as being somewhat of a transition year. Our view was we didn’t see it as a down year, but we thought that the name of the game for us strategically was about positioning ourselves around these big technology transitions, which we think are going to drive growth of the overall market and therefore create an opportunity for us.

I would say that overall perspective hasn’t changed. Based on the reasonable bookings performance and the pipeline we see, that’s still largely our view.

Andrew Storm - Cortina Asset Management – Analyst

Got you. Okay, thank you.

Operator

Randy Baron, Pinnacle Associates.

Randy Baron - Pinnacle Fund - Analyst

Good afternoon. Hi, how are you? I would like to just piggyback on that last question with — I have two questions. One is a macro one, and then a specific one.

The macro one deals with cash. I’m trying to reconcile — you have $228 million of cash at the end of the quarter. You say you need $100 million and the tender is for roughly $100 million.

Does that mean that once the tender is completed there will be some sort of true up with the remaining $28 million for a repurchase plan? Or is it related to that question? Is it because 2013 is positioning you guys in your transition year? You need that cash kind of going to 2014?

Carolyn Aver - Harmonic Inc. - CFO

Meaning, why didn’t we make the tender $120 million or something?

Randy Baron - Pinnacle Fund - Analyst

Well, I’m just saying, you said you need $100 million on the balance sheet. What is going to happen with that extra $30 million?

Carolyn Aver - Harmonic Inc. – CFO

Yes.

Patrick Harshman - Harmonic Inc. - President, CEO

We’re going to continue buying on the open market is the tentative plan right now, as we tried to speak to in the opening remarks. We don’t see the tender as the end of that effort, but it’s an opportunity for us to kind of move decisively with this magnitude of the buyback.

Randy Baron - Pinnacle Fund - Analyst

So do you think in Europe, you think — sorry, go ahead.

Patrick Harshman - Harmonic Inc. - President, CEO

On a go-forward basis, we continue to expect to generate cash. And we expect that this point in time to be able to continue with a go-forward buyback program beyond the tender.

Randy Baron - Pinnacle Fund - Analyst

So at year end, you would imagine cash would be at or above $100 million?

Carolyn Aver - Harmonic Inc. - CFO

Yes. I mean, I think obviously we have to think about exactly business needs. But generally, yes.

Randy Baron - Pinnacle Fund - Analyst

Okay. And then my specific question is — relates to Voce Capital and your Board update. Was that decision made in conjunction with Voce? Maybe you could just talk about where your interaction stands with them and just kind of update all the shareholders on that.

Patrick Harshman - Harmonic Inc. - President, CEO

Sure. No, the Board transition that we discussed was not in conjunction with Voce Capital.

I tried to lay out in fact — what Board has been doing is a process that’s kind of extending back over 18 months. You may recall that in January one of our long-standing Board members announced he was stepping down from the board. A second, my predecessor Tony Lay didn’t stand for reelection a year ago.

We brought on two new — we brought on one new Board member, Sue Swenson. And then more recently — I don’t know, six or nine months ago, Mitzi Ray joined the Board, and Lew has just announced that he’s stepping down after 10 years on the Board. I think the Board has been quite thoughtful and deliberate in effecting a transition that has really been rolling out over the past 18 months.

I think the right way to view these — Lew’s decision to step down this in the context of that process that the Board has been thinking through, and talking through, and acting on over the past 18 months.

Randy Baron - Pinnacle Fund - Analyst

And then just on the question of your interaction with Voce. I just want to make sure we’re not missing a public filing of your response letter to them?

Patrick Harshman - Harmonic Inc. - President, CEO

No, we have not filed any response letter to Voce Capital. We’re always interested in a dialogue with our shareholders, big, small, and frankly, prospective shareholders. And we continue to talk to anyone who’s got interesting ideas, and we’ll continue that stance.

Randy Baron - Pinnacle Fund - Analyst

Okay, so then last question, and then I’ll hop off. Since you’re speaking with every shareholder, when is the last time you spoke with Voce?

Patrick Harshman - Harmonic Inc. - President, CEO

Last conversation was sometime within the last month.

Randy Baron - Pinnacle Fund – Analyst

Okay, thank you.

Operator

That was the last question. Now I’d like to turn the call back over to Mr. Harshman for closing comments.

Patrick Harshman - Harmonic Inc. - President, CEO

Okay, well, I would like to thank you all for joining the call today. I want to reiterate that we are confident in our operational and value creation strategies that were outlined today. We’ll be presenting at the upcoming Jefferies and RBC conferences later this quarter, and if we don’t talk to you sooner, we look forward to seeing you there. Thank you again, everybody, for your support and your interest in our business.

Operator

Thank you, ladies and gentlemen. This concludes the first-quarter 2013 Harmonic earnings conference call. Thank you for participating. You may now disconnect.

For Informational Purposes Only

The discussion of the tender offer contained in this communication is for informational purposes only, and this communication is neither an offer to purchase nor a solicitation of an offer to sell shares. The offer to purchase and the solicitation of shares is being made only pursuant to the Offer to Purchase, the related letter of transmittal, and other related materials that will be mailed to all stockholders, at no expense to stockholders. Stockholders should read those materials and the documents incorporated therein by reference carefully when they become available because they will contain important information, including the various terms and conditions of the tender offer. Harmonic, Inc. has filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”). The Tender Offer Statement, including the Offer to Purchase, the related letter of transmittal, and other related materials, is available to stockholders at no charge on the SEC’s website at www.sec.gov or from the information agent for the tender offer, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500. Stockholders are urged to read those materials carefully prior to making any decisions with respect to the tender offer.

Additional Information and Where to Find It

Harmonic Inc. (the “Company”), its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the Company’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”). The Company plans to file a proxy statement (the “2013 Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting.

Patrick Gallagher, Patrick J. Harshman, Harold Covert, E. Floyd Kvamme, Mitzi Reaugh, William F. Reddersen, Susan G. Swenson and Lewis Solomon, all of whom are members of the Company’s Board of Directors, and Carolyn V. Aver, Chief Financial Officer, and Peter Alexander, Senior Vice President and Chief Marketing Officer, are participants in the Company’s solicitation. Other than Mr. Harshman, none of such participants owns in excess of 1% of the Company’s common stock. Mr. Harshman may be deemed to own approximately 1% of the Company’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2013 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting. Information relating to the foregoing can also be found in the Company’s revised definitive proxy statement for its 2012 Annual Meeting of Stockholders (the “2012 Proxy Statement”), which was filed with the SEC on May 8, 2012. To the extent that holdings of the Company’s securities have changed since the amounts printed in the 2012 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing its definitive 2013 Proxy Statement with the SEC, the Company will mail the definitive 2013 Proxy Statement and a white proxy card to each stockholder entitled to vote at the Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the definitive 2013 Proxy Statement and any other documents filed by the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.harmonicinc.com) or by writing to Investor Relations, Harmonic Inc., 4300 North First Street, San Jose, California 95134. In addition, copies of such materials, when available, may be requested, free of charge, from the Company’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016 or toll-free at (800) 322-2885 and collect at (212) 929-5500.

Legal Notice Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements related to our expectations regarding: our final results for the first quarter ended March 29, 2013; execution on our organic growth strategy and shareholder value initiatives; our domestic customers looking ahead to new video infrastructure investments; our progress in our efforts to establish a market-leading position in new technology areas; our announced tender offer; and net revenue, GAAP gross margins, GAAP operating expenses, non-GAAP gross margins and non-GAAP operating expenses for the second quarter of 2013. Our expectations regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility, in no particular order, that: our announced tender offer is delayed or does not occur; the sale of our Cable Access HFC business results in unexpected costs or liabilities; the trends toward more high-definition, on-demand and anytime, anywhere video will not continue to develop at its current pace or will expire; the possibility that our products will not generate sales that are commensurate with our expectations or that our cost of revenue or operating expenses may exceed our expectations; the mix of products and services sold in various geographies and the effect it has on gross margins; delays or decreases in capital spending in the cable, satellite and telco and broadcast and media industries; customer concentration and consolidation; the impact of general economic conditions, including as a result of recent turmoil in the global financial markets, particularly in Europe, on our sales and operations; our ability to develop new and enhanced products in a timely manner and market acceptance of new or existing Harmonic products; losses of one or more key customers; risks associated with Harmonic’s international operations; dependence on market acceptance of several broadband services, on the adoption of new broadband technologies and on broadband industry trends; inventory management; the lack of timely availability of parts or raw materials necessary to produce our products; the impact of increases in the prices of raw materials and oil; the effect of competition, on both revenue and gross margins; difficulties associated with rapid technological changes in Harmonic’s markets; risks associated with unpredictable sales cycles; our dependence on contract manufacturers and sole or limited source suppliers; the effect on Harmonic’s business of natural disasters; the risks that our international sales and support center will not provide the operational or tax benefits that we anticipate or that its expenses exceed our plans; and the risk that our stock repurchase program will not result in material purchases of our common stock. The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in Harmonic’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012, and our Current Reports on Form 8-K. The forward-looking statements in this communication are based on information available to the Company as of April 23, 2013, and Harmonic disclaims any obligation to update any forward-looking statements.

Use of Non-GAAP Financial Measures

In establishing operating budgets, managing its business performance, and setting internal measurement targets, the Company excludes a number of items required by GAAP. Management believes that these accounting charges and credits, most of which are non-cash or non-recurring in nature, are not useful in managing its operations and business. Historically, the Company has also publicly presented these supplemental non-GAAP measures in order to assist the investment community to see the Company “through the eyes of management,” and thereby enhance understanding of its operating performance. This communication may include non-GAAP measures. The presentation of non-GAAP information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP, and is not necessarily comparable to non-GAAP results published by other companies. A reconciliation of certain historical non-GAAP financial measures to the most directly comparable historical GAAP financial measures is included with the financial statements contained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 23, 2013. The non-GAAP adjustments described below have historically been excluded from our GAAP financial measures. These adjustments are restructuring and related charges and non-cash items, such as stock-based compensation expense, amortization of intangibles, and adjustments that normalize the tax rate. With respect to any expectations presented in this communication, reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility with respect to the charges which are excluded from these non-GAAP measures. The effects of stock-based compensation expense specific to common stock options are directly impacted by unpredictable fluctuations in our stock price. We expect the variability of the above charges to have a significant impact on our GAAP financial results.